Exhibit 99.1

AuthenTec Reports First Quarter 2008 Financial Results

Achieved 67 Percent Revenue Growth and Improved Gross Margin Year-over-Year

MELBOURNE, Fla., April 28, 2008 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of fingerprint sensors and solutions, today reported financial results for the first quarter ended March 28, 2008.

Financial and Business Highlights:

•	Reported revenue of $15.5 million, a 67 percent increase over year-ago quarter

•	Recorded gross margin of 49.6 percent, a 350 basis point year-over-year improvement

•	Achieved non-GAAP net income of $0.02 per diluted share, up $0.11 year-over-year

•	Introduced the highly-secure AES2810 for the PC market

•	Launched low-power AES1711 for the wireless market

•	Unveiled highly-durable TouchStone™ packaging technology

•	Expanded software capabilities through EzValidation transaction

Revenue for the first quarter of 2008 was $15.5 million, which was above the Company’s guidance range of $15.0 to $15.3 million, and represents an increase of 67 percent when compared to revenue of $9.3 million in the first quarter of 2007. This also compares to $15.7 million recorded in the fourth quarter of 2007.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net income for the first quarter of 2008 was $188,000, or $0.01 per diluted share. This compares to a net loss of $5.7 million, or $7.30 per diluted share, in the first quarter of 2007 and net income of $898,000, or $0.03 per diluted share, in the fourth quarter of 2007. Earnings per diluted share for the first quarter of 2008 are based upon 30.5 million outstanding shares.

Both the GAAP and non-GAAP results for the first quarter of 2008 include a $0.01 per share charge for the cost of acquiring the EzValidation software assets recorded as R&D expense. A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Non-GAAP Results:

On a non-GAAP basis, net income for the first quarter, which excludes stock-based compensation charges of $399,000, was $587,000, or $0.02 per diluted share. This compares to a net loss of $1.7 million, or $0.09 per diluted share, in the first quarter of 2007 and net income of $1.3 million, or $0.04 per diluted share, in the fourth quarter of 2007.

First quarter gross margin was 49.6 percent, compared to 46.1 percent in the same period a year ago and 50.0 percent in the fourth quarter of 2007. The year-over-year gross margin expansion was primarily attributable a shift in mix to higher margin sensors as well as lower production costs.

Total operating expenses, excluding stock-based compensation charges, were $7.9 million, compared to $6.1 million in the first quarter of 2007 and $7.4 million in the fourth quarter of 2007. Operating expenses as a percent of revenue declined to 51 percent in the first quarter of 2008 from 65 percent in the year-ago quarter. During the first quarter of 2008, the Company incurred additional expenses primarily associated with investments made to further its future growth, in particular R&D associated with new product developments and the acquisition of the EzValidation software assets.

Business Update:

AuthenTec achieved several key product and technology development milestones during the quarter, including the launch of new products for the PC and wireless markets. For the PC market, AuthenTec introduced the world’s most secure fingerprint sensor, the AES2810 single chip, match-on solution. The Company also announced the availability of its fourth generation fingerprint sensor for the wireless market, the new low-power AES1711 tailored for the next generation of mobile phones. AuthenTec also announced key cell phone design wins with ASUS, Fujitsu and NTT DoCoMo during the quarter, and recently unveiled TouchStone™, a breakthrough in durable fingerprint sensor packaging that brings a new level of flexibility and aesthetics to designers of today’s portable electronic devices.

“We were pleased with the results of the first quarter as we significantly increased revenue and expanded gross margins when compared to the same quarter last year as well as executed on our strategic objectives, which positions us well for the remainder of the year,” said F. Scott Moody, Chairman and CEO of AuthenTec. “We continue to strategically invest in R&D while bringing innovative new products and technologies to market, which we believe are critical to our future growth and will drive additional opportunities for the Company. We also executed on our objective of integrating new functionality into our products through the acquisition of EzValidation’s software assets, which will enable us to offer a more complete solution at the client level to our PC customers. Finally, we added PC and cell phone design wins with new customers and increased our attach rates with existing customers, resulting in new product programs and opportunities for continued sales growth throughout 2008.”

Financial Outlook:

“For the remainder of 2008, we expect our strong growth to continue, supported by new product introductions and a robust pipeline of design wins, which will drive increased revenues on a year-over-year basis,” added Mr. Moody. “For the second quarter of 2008, we expect revenue to range between $17.2 million to $17.8 million. In order to continue our momentum, we plan to accelerate our investments in R&D during the second quarter to support several new product developments and other initiatives. Accordingly, we expect the second quarter non-GAAP earnings per share to range between $0.02 per diluted share to $0.03 per diluted share, compared to a loss of $0.03 per diluted share in the second quarter of 2007.”

First Quarter 2008 Financial Results Web Cast and Conference Call:

AuthenTec will host a conference call to discuss its first quarter 2008 financial results at 5:00 p.m. Eastern Time (ET) today. Investors and analysts may join the conference call by dialing 888-679-8038 and providing the confirmation code 78545141. International callers may join the teleconference by dialing 617-213-4850. A replay will be available beginning two hours after the call ends and will be available until midnight ET on Monday, May 5, 2008. The replay number is 888-286-8010, with a confirmation code of 12407914. International callers interested in listening to the replay should dial 617-801-6888, with the same confirmation code. Finally, a live web cast (voice only) of the conference call will be accessible from the Investor section of the Company’s web site at investors.authentec.com. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP; the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and charges related to changes in the fair value of warrants for preferred stock. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 below. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This quarterly financial results press release contains statements relating to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, the adoption of AuthenTec’s sensors in desktops and PC peripherals, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s annual report on Form 10-K filed with the SEC on February 29, 2008. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec:

With more than 25 million sensors sold worldwide, AuthenTec is the world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The company’s customers include: ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, Samsung, and Toshiba, among others.

(Financial Tables to Follow)

Contacts:

Investors:

Shelton Group

Kellie Nugent, 972-239-5119 x 125

Vice President, Investor Relations

knugent@sheltongroup.com

or

Media:

AuthenTec

Brent Dietz, 321-308-1320

Director of Communications

brent.dietz@authentec.com

AuthenTec, Inc.

GAAP Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

Table 1

	Three months ended
	March 28, 2008	March 30, 2007
Revenue	$15,514	$9,295
Cost of revenue	7,828	5,015
Gross profit	7,686	4,280
Operating expenses:
Research and development	4,098	2,774
Selling and marketing	2,472	1,985
General and administrative	1,668	1,467

Total operating expenses	8,238	6,226

Operating income (loss)	(552)	(1,946)

Other income (expense):
Warrant expense	—	(3,753)
Interest expense	—	(26)
Interest income	740	70

Total other income (expense), net	740	(3,709)

Net Income (loss)	$188	$(5,655)

Net income (loss) per share:
Basic	$0.01	$(7.30)

Diluted	$0.01	$(7.30)

Shares used in computing net income (loss) per common share:
Basic	27,927	774

Diluted	30,525	774

AuthenTec, Inc.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

Table 2

	Three months ended
	March 28, 2008				March 30, 2007
	GAAP	Adjustment (a)		Non-GAAP	GAAP	Adjustment (a)		Non-GAAP
Revenue	$15,514	$—		$15,514	$9,295	$-		$9,295
Cost of revenue	7,828	(15	) (a)	7,813	5,015	(5	) (a)	5,010
Gross profit	7,686	15		7,701	4,280	5		4,285
Gross margin	49.5%			49.6%	46.0%			46.1%
Operating expenses
Research and development	4,098	(134	) (a)	3,964	2,774	(43	) (a)	2,731
Selling and marketing	2,472	(92	) (a)	2,380	1,985	(19	) (a)	1,966
General and administrative	1,668	(158	) (a)	1,510	1,467	(108	) (a)	1,359

Total operating expenses	8,238	(384)		7,854	6,226	(170)		6,056

Operating income (loss)	(552)	399		(153)	(1,946)	175		(1,771)
Other income (expense), net	740	—		740	(3,709)	3,753	(a)	44

Net Income (loss)	$188	$399		$587	$(5,655)	$3,928		$(1,727)

Net income (loss) per share:
Basic	$0.01	$0.01		$0.02	$(7.30)	$7.21		$(0.09)

Diluted	$0.01	$0.01		$0.02	$(7.30)	$7.21		$(0.09)

Shares used in computing net income (loss) per common share:
Basic	27,927	—		27,927	774	19,234	(b)	20,008

Diluted	30,525	—		30,525	774	19,234	(b)	20,008

(a)	Reflects adjustments to remove stock-based compensation from cost of revenue and operating expenses, and to remove warrant expense from other income (expense), net.
(b)	Adjusted to give effect to the conversion of convertible preferred stock and senior secured convertible notes into common stock as though the conversion of convertible preferred stock had occurred as of the beginning of 2007 (and conversion of the senior secured convertible notes on February 28, 2007, date of their issuance).

AuthenTec, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

Table 3

	March 28, 2008	December 28, 2007
ASSETS
Current assets
Cash and cash equivalents	$21,076	$15,703
Short-term investments	28,759	42,572
Accounts receivable, net	6,518	6,374
Prepaid expenses	696	820
Inventory	4,119	5,121

Total current assets	61,168	70,590
Long term investments	17,133	8,066
Other long-term assets	615	673
Property and equipment, net	2,556	2,605

Total assets	$81,472	$81,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,727	$3,917
Accrued compensation and benefits	1,332	1,998
Other accrued liabilities	3,577	4,983

Total current liabilities	9,636	10,898

Stockholders’ equity
Common stock and additional paid in capital	147,618	147,006
Accumulated deficit	(75,782)	(75,970)

Total stockholders’ equity	71,836	71,036

Total liabilities and stockholders’ equity	$81,472	$81,934